Exhibit 99(l)

June 20, 2008

Legg Mason Permal Global Active
   Strategies TEI Fund
55 Water Street
New York, NY   10041

Re:                               Legg Mason Permal Global Active Strategies TEI Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Legg Mason Permal Global Active Strategies TEI Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)                                  The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 5, 2008;

(b)                                 The Agreement and Declaration of Trust (the “Trust Agreement”), dated as of March 31, 2008, by the trustee named therein;

(c)                                  The Registration Statement on Form N-2, as amended by Amendment No. 1 thereto and Amendment No. 2 thereto (No. 333-14998; No. 811-22194) (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”), with respect to the issuance of up to $1,000,000 in shares of undivided beneficial interests in the Trust (the “Shares”), to be filed by the Trust with the Securities and Exchange Commission on or about June 20, 2008;

(d)                                 The By-Laws of the Trust dated as of March 31, 2008 (the “By-Laws”);

(e)                                  A certificate of a Trustee of the Trust, dated June 20, 2008, certifying as to certain resolutions adopted by the Trustee of the Trust on March 31, 2008 (the “Resolutions”) with respect to the issuance of the Shares; and

(f)                                    A Certificate of Good Standing for the Trust, dated June 19, 2008, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement, the Certificate of Trust and the By-Laws are in full force and effect and have not been amended and will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement.  We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                                       The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.                                       The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.  We note that the Shareholders may be obligated to pay certain charges set forth in Section 3.8 of the Trust Agreement.

We consent to Simpson Thacher & Bartlett LLP relying as to matters of Delaware law upon this opinion in connection with the matters set forth herein. We also consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                          Very truly yours,

CDK